BioSpecifics Technologies Corp. Reports Third Quarter 2011 Financial Results

LYNBROOK, NY – November 8, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe today announced its financial results for the third quarter ended September 30, 2011 and provided a corporate update. For the quarter, the Company reported net income of $0.3 million or $0.04 per share on a basic and on a fully diluted basis.

“We were pleased that, as promised, we continue to be profitable and expect to be profitable on an ongoing annual basis,” reflected Thomas L. Wegman, President of BioSpecifics. “We look forward to the new U.S. commercialization initiatives for XIAFLEX for Dupuytren’s contracture as well as sales progress for XIAPEX in Europe and Eurasia. Regarding clinical development of XIAFLEX, we expect the Phase 3 top-line data for Peyronie’s disease in the second quarter of next year. Our recent settlement with Auxilium has ushered in a new spirit of cooperation concerning new clinical investigations and we will initiate our internal human and canine lipoma clinical trials shortly. We now plan to collaboratively expand the use of XIAFLEX into six clinical indications and we know that XIAFLEX has strong potential for the treatment of a wide variety of medical conditions because the extensive clinical experience is very compelling.”

Financial Results

BioSpecifics reported net income of $0.3 million for the third quarter of 2011, or $0.04 per basic and diluted share, compared to a net loss of $0.5 million, or $0.08 per basic and diluted common share, for the same period in 2010.

Total revenue for the third quarter of 2011 was $1.9 million, compared to $1.0 million for the same period in 2010.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the third quarter of 2011 were $1.8 million, compared to $0.8 million for the same period in 2010. Royalty and mark-up on cost of goods sold revenues recognized under the Company’s agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the third quarter of 2011 were $1.1 million, compared to $0.6 million for the same period in 2010. Royalty revenues recognized from DFB Biotech, Inc. for the third quarter of 2011 were $0.8 million, compared to $0.6 million for the same period in 2010.

Licensing revenue recognized from Auxilium for the third quarters of 2011 and 2010 was $0.1 million in each period. These licensing revenues related to cash payments received in prior years and amortized over the expected development period.

Consulting revenues recognized for the third quarters of 2011 and 2010 were zero and $0.1 million, respectively. The decrease in the 2011 period was due to the expiration of the consulting obligations under the DFB Agreement in March 2011.

Research and development expenses for the third quarters of 2011 and 2010 were $0.2 million in each period. Research and development expenses include, but are not limited to, internal costs, such as salaries and benefits, costs of materials, lab expense, facility costs and overhead. Research and development expenses also consist of third party costs, such as medical professional fees, product costs used in clinical trials, consulting fees and costs associated with clinical study arrangements.

General and administrative expenses for the third quarter of 2011 were $1.2 million, compared to $1.3 million for the same period in 2010. The decrease in general and administrative expenses was due to lower stock based compensation and consulting services partially offset by general legal expenses, director fees and third party royalties.

As of September 30, 2011, BioSpecifics had cash and cash equivalents and investments of $8.8 million, compared to $7.8 million on June 30, 2011.

Recent Corporate Highlights:

Auxilium reported worldwide net revenues for XIAFLEX for the treatment of Dupuytren’s contracture of $13.1 million for the third quarter of 2011; $10.3 million of which were in the U.S.

XIAPEX is now available for sale in 9 EU markets: Austria, Denmark, Finland, Germany, Norway, Spain, Switzerland, Sweden, and the United Kingdom. BioSpecifics will receive 8.5% of the up to $15 million in additional regulatory milestone payments that Auxilium is eligible to receive from Pfizer Inc. (Pfizer) for Dupuytren’s contracture, following Pfizer's first sale of XIAPEX in Italy and France, the two remaining major markets of the EU.

At the end of August, Auxilium and BioSpecifics dismissed all pending litigation between the two companies and announced their plans to develop several additional indications using XIAFLEX in the near future.

Auxilium will advance XIAFLEX in the clinic for the treatment of Frozen Shoulder and cellulite.

BioSpecifics will advance XIAFLEX in the clinic for the treatment of human and canine lipomas.

On November 2, 2011, Auxilium announced that the Center for Medicare and Medicaid Services (CMS) released the payment rates for the 2012 Current Procedural Terminology (CPT) codes that will be used with XIAFLEX for the treatment of adult Dupuytren's contracture patients with a palpable cord beginning January 1, 2012.

Upcoming Anticipated Milestones

BioSpecifics XIAFLEX Clinical Indications:

BioSpecifics will initiate a 14 patient, single center dose escalation study for the treatment of human lipomas shortly.

BioSpecifics will initiate a Phase II study for the treatment of canine lipomas shortly. The study will evaluate 32 dogs randomized 1:1 XIAFLEX to placebo. At completion of this trial, Auxilium has the right to opt-in for this indication.

Dupuytren’s Contracture:

Pfizer will launch XIAPEX in additional major European markets: France and Italy.

Auxilium plans to report top-line results for its Phase IIIb Dupuytren's contracture multicord study in the second half of 2012. The study is anticipated to enroll approximately 60 patients.

BioSpecifics will recognize $637,000 in milestone payments in Q4 related to the launch in Spain by Pfizer in Q3.

Additional XIAFLEX Clinical Indications:

Auxilium anticipates reporting top-line data in the second quarter of next year for the double-blind placebo-controlled Phase III program of XIAFLEX for the treatment of Peyronie's disease. Auxilium believes that potentially 3-5% of the adult Caucasian male population is affected by this disease.

Auxilium plans to initiate a Phase II trial of XIAFLEX for the treatment of Frozen Shoulder in the fourth quarter of 2011.

Auxilium plans to initiate a Phase I study for the treatment of cellulite in the first quarter of 2012.

Webcast and Conference Call

The Company will host a conference call today at 8:30 a.m. EST to discuss these third quarter 2011 results.

In order to participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com, or you may use the link: http://www.videonewswire.com/event.asp?id=83154.

A replay of the call will be available one hour after the end of the conference on November 8, 2011 until 9:00 a.m. EST on November 18, 2011. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 10005920. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Its partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture in adults with palpable cord in the palm and is also developing XIAFLEX for the treatment of Peyronie's disease, which is currently in Phase 3 pivotal clinical trials, as well as for Frozen Shoulder (Adhesive Capsulitis) and cellulite. Pfizer, Inc. is responsible for marketing XIAPEX® for Dupuytren’s contracture in the 27 European Union member countries and 19 other European and Eurasian countries and also has commercialization and development rights for Peyronie’s disease in these same territories. Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in Japan. BioSpecifics is developing XIAFLEX internally for human and canine lipomas. More information about the Company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," “likely,” “may,” “will,” “could,” “continue,” “project,” “predict”, “goal,” the negative or plural of these words, and other similar expressions. Our forward-looking statements are only predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the statements made by us and by our partner Auxilium Pharmaceuticals, Inc. (“Auxilium”) regarding progress toward achievement of Auxilium’s objectives for the U.S. launch of XIAFLEX® for Dupuytren’s contracture, including, among other things, developments in the reimbursement process; the ability of Pfizer, Inc. to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei Pharma Corporation to achieve its objectives for XIAFLEX in Japan; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; our ability to conduct clinical trials or development work for additional indications, which may be limited by our development and license agreement, as amended August 31, 2011, with Auxilium; the outcome of future clinical trials for additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income we may receive; the potential of XIAFLEX to be used in additional indications; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2010 and in other reports we file from time to time with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Net sales	$1,683	$5,183	$13,457	$32,328
Royalties	1,810,436	819,639	4,461,683	1,358,773
Licensing revenues	109,276	109,275	4,265,327	2,916,835
Consulting fees	-	70,000	46,667	210,000
Total Revenues	1,921,395	1,004,097	8,787,134	4,517,936

Costs and expenses:
Research and development	224,150	216,571	707,015	1,258,187
General and administrative	1,245,145	1,289,310	4,172,687	4,969,653
Total costs and expenses	1,469,295	1,505,881	4,879,702	6,227,840

Operating income (loss)	452,100	(501,784)	3,907,432	(1,709,904)

Other income (expense):
Interest Income	7,813	17,487	41,061	69,262
Other income (expense)	-	-	14,479	-
	7,813	17,487	55,540	69,262

Income (loss) before income tax	459,913	(484,297)	3,962,972	(1,640,642)
Income tax benefit (expense)	(190,077)	-	2,567,328	(8,067)

Net income (loss)	$269,836	$(484,297)	$6,530,300	$(1,648,709)

Basic net income (loss) per share	$0.04	$(0.08)	$1.03	$(0.26)

Diluted net income (loss) per share	$0.04	$(0.08)	$0.92	$(0.26)

Shares used in computation of basic net income (loss) per share	6,354,135	6,275,758	6,324,168	6,254,792

Shares used in computation of diluted net income (loss) per share	7,085,945	6,275,758	7,133,341	6,254,792

BioSpecifics Technologies Corp. Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$3,795,763	$2,470,852
Short term investments	5,000,000	5,360,970
Accounts and income tax receivable, net	2,078,925	2,171,511
Deferred tax assets (short and long-term)	3,051,197	-
Working capital	11,037,667	5,990,899
Total assets	15,461,994	11,518,701
Long-term liabilities	385,795	713,619
Total stockholders' equity	13,828,031	6,700,723